The Galaxy Fund

Form N-SAR

Fiscal Period Ended April 30, 2004

Exhibit Index

Sub-Item 77I: Terms of new or amended securities

Please see attached exhibit.

Sub-Item 77K: Change in Registrants certifying accountant

Please see attached exhibit.

Sub-Item 77Q1: Exhibits.

Please see attached exhibit.

Sub-Item 77I: Terms of new or amended securities

(b) The Prospectuses and Statement of Additional Information relating to: (1) Premier Shares of the Prime Reserves, Government Reserves and Tax-Exempt Reserves, and (2) Institutional Shares, Select Shares and Preferred Shares of the Prime Reserves and Tax-Exempt Reserves are incorporated herein by reference to Post-Effective Amendment No. 65 to Registrants Registration Statement on Form N-1A, as filed with the Securities and Exchange Commission on February 27, 2004 (Accession No. 0001193125-04-031341).

Sub-Item 77K: Changes in Registrants certifying accountant

Effective March 4, 2004, Ernst &Young LLP ("E&Y") resigned as the independent registered public accounting firm of the Galaxy Institutional Government Money Market Fund, Institutional Treasury Money Market Fund, Institutional Money Market Fund, Prime Reserves, Government Reserves and Tax-Exempt Reserves (the "Funds"). On March 4, 2004, the Audit Committee of the Board of Trustees of the Registrant voted to appoint PricewaterhouseCoopers LLP as the independent public accounting firm of the Funds for the fiscal year ending October 31, 2004.

During the two most recent fiscal years (the fiscal years ended October 31, 2002 and 2003 with respect to the Institutional Money Market Fund, Institutional Government Money Market Fund and Institutional Treasury Money Market Fund and the fiscal years ended July 31, 2002 and 2003 and the period ended October 31, 2003 with respect to the Prime Reserves, Government Reserves and Tax-Exempt Reserves), E&Ys audit reports contained no adverse opinion or disclaimer of opinion, nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. Further, in connection with its audits for the two most recent fiscal years (the fiscal years ended October 31, 2002 and 2003 with respect to the Institutional Money Market Fund, Institutional Government Money Market Fund and Institutional Treasury Money Market Fund and the fiscal years ended July 31, 2002 and 2003 and the period ended October 31, 2003 with respect to the Prime Reserves, Government Reserves and Tax-Exempt Reserves) and through March 4, 2004, there were no disagreements between the Funds and E&Y in any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of E&Y would have caused it to make reference to the disagreement in its report on the financial statements for such years.

Sub-Item 77Q1: Exhibits.

(d) Certificate of Classification of Shares relating to: (1) Class BB - Special Series 1 shares, Class BB - Special Series 2 shares, Class BB - Special Series 3 and Class BB - Special Series 4 shares representing interests in Prime Reserves, (2) Class CC - Special Series 1 representing interests in the Government Reserves, and (3) Class DD - Special Series 1, Class DD - Special Series 2, Class DD - Special Series 3 and Class DD - Special Series 4 representing interest in the Tax-Exempt Reserves is incorporated herein by reference to Exhibit (a) (27) to Post-Effective Amendment No. 65 to Registrants Registration Statement on Form N-1A, as filed with the Securities and Exchange Commission on February 27, 2004 (Accession No. 0001193125-04-031341).